Roadzen Reports Fiscal Third Quarter and

First Nine-Months FY2025 Financial Results

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Third quarter 2025 Revenue totaled $12.1 million, an increase of 1.8% over the second quarter.
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Net loss fell to $2.5 million, an 88% decrease from a $21.8 million net loss in the second fiscal quarter reflecting a clear path to breakeven.
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Adjusted EBITDA1 loss for the fiscal third quarter of $1.87 million continues to narrow sequentially, decreasing approximately 13% over the second fiscal quarter.
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Continued to strengthen the balance sheet while reducing expenses and streamlining operations, eliminating $12.6 million in liabilities over the last 6 months utilizing $1.65 million in cash and approximately 1.2 million ordinary shares.
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Unveiled the latest product from Roadzen AI labs: MixtapeAI, a platform designed to build agentic workflows to transform customer support, underwriting, and claims in insurance and mobility.
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First company in India to receive approval to offer computer vision and ADAS for commercial vehicles under the AIS 184 Compliance standard.

NEW YORK, February 12, 2025 (GLOBE NEWSWIRE) – Roadzen Inc. (Nasdaq: RDZN) ("Roadzen" or the "Company”), a global leader in AI at the convergence of insurance and mobility, today announced its financial results for the three and nine-month periods ended December 31, 2024.

Rohan Malhotra, Founder and CEO of Roadzen, stated, “Roadzen delivered on all our key priorities this quarter—growing revenue, accelerating our path to breakeven, launching breakthrough new products, and strengthening our balance sheet. We also brought on several global clients and partners this quarter. We anticipate revenue growth to resume strongly next quarter, supported by continued expansion in the U.S. and India, as well as the expected resumption of the U.K. business in the next couple of quarters.”

Mr. Malhotra continued, “The launch of MixtapeAI, aimed at transforming the massive spend in insurance customer support using LLMs, and becoming the first company to achieve AIS 184 compliance for DrivebuddyAI, are key milestones that highlight our leadership in AI for insurance and mobility. The excitement among clients for these products reinforces their potential to drive sustainable revenue growth. We firmly believe that the application layer and vertical applications such as insurance represent the most promising opportunities for AI, and Roadzen is among the few companies delivering this value today.”

Roadzen’s CFO Jean-Noël Gallardo commented, “We secured several significant new marquee enterprise contracts and expanded our business with existing customers. Our revenue pipeline is growing geographically and across all our business lines, which we expect will lead to accelerated revenue growth for the foreseeable future. Simultaneously, we continue to scrutinize and streamline our operations. The adoption of AI in our internal operations allowed us to reduce our headcount by 11% and re-architecting our data centers reduced our training and inference costs, which will continue to improve our bottom line. We have also made tremendous progress on our balance sheet optimization initiative, which we announced six months ago. Thus far we have eliminated approximately 50% of the expenses incurred during our listing in September 2023. Overall, we have reduced $12.6 million in short-term liabilities through a combination of issuing 1.2 million new shares and a cash payment of $1.65 million. Additionally, we fortified our capital position by raising funds through straight equity deals. This was our strongest quarter in operational discipline and overhead cleanup since going public, and we are confident these efforts will yield results as we sustain this momentum.”

Third Quarter and First Nine-Months Financial Highlights:

Revenue and Key Performance Indicators

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Revenue for the third quarter totaled $12.1 million, a sequential increase of 1.8% over the second quarter and a $3.6 million, or 23%, decrease over the same quarter last year. Revenue for the nine months ending December 31, 2024, was $32.9 million, a decrease of $3.8 million, or 11.6%, when compared to the same period last year. The revenue decreases for both periods were primarily due to the temporary countrywide suspension of GAP insurance sales by the U.K. Financial Conduct Authority for all insurance carriers.
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Gross margin for the third quarter was 64.6%, a sizeable improvement from the 56.1% margin the Company reported in the second quarter. For the nine-month period 2025, the gross margin was 54.6% compared to 57.3% for the prior year nine-month period.

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As of December 31, 2024, Roadzen had 34 insurance customer agreements (including carriers, self-insureds and other entities processing insurance claims), 77 automotive customer agreements, and approximately 3,700 agents and fleet customer agreements.

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1. Adjusted EBITDA is a non-GAAP financial metric. See “Non-GAAP Financial Measures” at the end of this press release for more information, including a reconciliation to the nearest GAAP financial measure.

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Roadzen sold 77,326 policies during the third quarter for approximately $13.2 million of Gross Written Premium (“GWP”), compared to 101,700 policies in the prior fiscal year third quarter, producing $21.4 million of GWP, with the decrease resulting from the suspension of sales in the U.K. market. In addition, 698,657 claims, roadside assistance and vehicle inspections were conducted during the quarter, an increase of approximately 42% compared to 486,918 for the same quarter in the prior year.

Expenses and Net Results

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Operating expenses for the third quarter, excluding Cost of Services and Depreciation and Amortization, totaled approximately $10.7 million, a significant decrease of $19.3 million compared to the second quarter and a $29.0 million decrease over the prior year third quarter. The decrease in operating expenses was due primarily to non-cash expenses related to RSUs granted to employees prior to the Business Combination a year ago, that have now been completely expensed.
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Operating expenses for the nine-month period, excluding Cost of Services and Depreciation and Amortization, increased $11.5 million over the same period last year to $74.1 million, driven by $42.1 million in non-cash RSU employee compensation expense.
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The Company incurred a net loss for the third quarter of $2.5 million, or $(0.04) per share, which includes $0.7 million of non-cash, non-recurring and other extraordinary items that, when excluded along with interest, tax, depreciations and amortization, result in an Adjusted EBITDA loss of $1.9 million, or $(0.03) per share. This compares to an Adjusted EBITDA loss of $3.1 million, or $(0.05) per share, in the third quarter of the prior fiscal year and $(2.1) million, or $(0.03) per share, in the second quarter of the current fiscal year.
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The Company’s average monthly cash used in operating activities during the third quarter totaled approximately $1.1 million, an $0.8 million decrease from the second quarter average.

Balance Sheet

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Cash and equivalents on December 31, 2024, totaled $5.8 million.
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Total assets increased $2.9 million, to $32.0 million, on December 31, 2024, compared to $29.1 million on September 30, 2024, an increase of approximately 10% predominantly due to a $3.7 million increase in prepayments as a result of a fair value adjustment of the Company’s forward purchase agreement, partly offset by a reduction in accounts receivables mainly driven by bad debt reserve.
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Total liabilities decreased $6.2 million, to $62.5 million, over the first nine-months of fiscal 2025 ended December 31, 2024, predominately reflecting the reduction in payables and accrued expenses during each of the last three quarters. The Company’s current liabilities totaled $61.4 million on December 31, 2024, which includes approximately $13.9 million in Accounts Payable and Accrued Expenses and $4.3 million in promissory notes assumed by Roadzen in connection with the September 2023 Business Combination, and $14.6 million attributable to Mizuho Securities USA LLC (Mizuho) that includes our senior secured facility of $11.5 million due December 31, 2025 and warrants granted as part of the Mizuho debt agreement valued at $3.1 million.
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Long-Term debt totaled approximately $117,000 on December 31, 2024.
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As of December 31, 2024, the Company had approximately 72.0 million ordinary shares outstanding, an increase of 3.5 million shares during the third quarter reflecting the Company’s first equity offering since becoming a publicly traded company and 1.2 million shares issued in exchange for approximately $3.4 million in short-term debt. Executive management and members of the Board owned, directly or through various entities, approximately 27% of the Company’s outstanding shares.

Third Quarter Financial Developments

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As announced on December 12, 2024, Roadzen reached an agreement in principle with Mizuho to extend the maturity date of its $11.5 million 15% senior secured notes by one year to December 31, 2025.
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On December 17, 2024, Roadzen closed on its first public offering of 2,300,000 ordinary shares priced at $1.25 per share, generating gross proceeds of approximately $2.9 million. This included a 45-day option for the underwriters to purchase up to an additional 300,000 ordinary shares at the public offering price, which was exercised at closing.

Subsequent Financial Developments

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On January 6, 2025, Roadzen closed a public offering of 2,222,300 ordinary shares priced at $2.25 per share, generating gross proceeds of approximately $5.0 million.
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On February 4, 2025, the Company provided an update on its balance sheet clean-up initiative launched July 2024, announced that it has eliminated a total of $12.6 million in short-term liabilities over the last six months, utilizing $1.65 million in cash and approximately 1.2 million shares priced at $2.80 per share.

Third Quarter Operational Highlights, Subsequent Events and Outlook

New Business Developments

DrivebuddyAI

New Certification – On December 6, 2024, Roadzen’s DrivebuddyAI became the first-ever AI-powered driver safety system to receive Automotive Research Association of India (ARAI) certification under India’s Automotive Industry Standard 184 (AIS184) which is expected to be mandated for all 4 million commercial vehicles in India by 2026.

Data Milestone – In December 2024, DrivebuddyAI surpassed one billion kilometers of real-world driving data, enabling continuous improvements in driver safety and monitoring while addressing critical needs for fleet operators, carmakers, and insurers. This data is also invaluable for training autonomous vehicle systems, offering insights across diverse road environments.

Revenue Contracts

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On December 9, 2024, Roadzen announced that a leading liquefied petroleum gas (LPG) supplier in India and a wholly owned subsidiary of one of the world’s largest LPG companies will outfit its entire truck fleet with Roadzen’s DrivebuddyAI. The system will monitor driver fatigue and provide real-time feedback to drive improvements in safety and compliance. The contract, which carries a term of five years for more than 500 vehicles, is expected to deliver over seven figures in revenue over its term.
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On December 19, 2024, Roadzen’s DrivebuddyAI completed its onboarding process as a partner with Bosch’s Logistics Operating System (L.OS) Platform. This reseller collaboration in the Indian market significantly expands the reach of Roadzen’s ADAS and driver monitoring system platforms. Rollout within Bosch’s L.OS offering for commercial vehicles has launched with first orders already in process.

Roadzen’s National Automobile Club Signs Contract with Motive

On December 10, 2024, Roadzen announced that it had signed a contract with Motive, one of the largest AI-powered fleet management company in the U.S. to provide 24/7 roadside assistance and towing services nationwide to Motive’s customer base that spans over one million vehicles. According to data from the American Trucking Association, approximately 20% to 30% of commercial trucks in the U.S. require roadside assistance each year.

Roadzen Signs Contract with Simple Energy

On December 31, 2024, Roadzen announced that it had signed a contract with Simple Energy, a top premium EV manufacturer building high-range electric two-wheelers, and a leading global reinsurer to offer extended warranties for Simple Energy vehicles. The reinsurer provides the underwriting capacity and is responsible for paying claims, while Roadzen serves as the program administrator, leveraging its AI-powered technology platform to provide a seamless purchase-to-claims experience for Simple Energy’s customers.

Expanded Revenue Contracts

On December 18, 2024, Roadzen announced that its existing client National Insurance Company Ltd. (NICL), one of India’s top 10 P&C insurers, expanded the geographical scope for Roadzen’s AI powered XClaim Product. NICL has a total of 34 Regional Offices, of which 10 initially joined the Roadzen platform. Based on strong performance, NICL expanded its contract with Roadzen to include an additional 4 regional offices, effective January 1, 2025.

Partnership

On December 11, 2024, Roadzen announced that it had signed a memorandum of understanding for a partnership with Cimarron Underwriters, LLC to secure nationwide Managing General Agent licenses and infrastructure to expand the distribution of its insurance offerings across all 50 U.S. States.

New Product Launch

On October 30, 2024, Roadzen’s AI Lab unveiled MixtapeAI, a platform designed to power AI agents and transform customer interactions. With MixtapeAI, insurers, brokers, agents, carmakers, and fleets can deliver natural, intelligent, personalized, quick, and secure customer responses, while automating complex workflows across multiple touchpoints.

Subsequent Product Development

On January 28, 2025, Roadzen announced that it was an early adopter to add the DeepSeek open-source reasoning model to its Mixtape AI platform – bringing advanced reasoning-based AI agent capability to businesses in the insurance and mobility sectors while maintaining strict data sovereignty keeping data in local regions, while delivering reduction inference cost. Roadzen is receiving strong interest and positive feedback from select longstanding customers.

General Interest

On December 12, 2024, Roadzen announced that it had been awarded the prestigious IFTA Excellence in InsurTech by India FinTech Forum for demonstrating exceptional innovation, efficiency, and customer impact in the insurance industry.

For more information about Roadzen Inc., please visit https://www.roadzen.ai.

About Roadzen Inc.

Roadzen Inc. (Nasdaq: RDZN) is a global technology company transforming auto insurance using advanced artificial intelligence (AI). Thousands of clients, from the world’s leading insurers, carmakers, and fleets to dealerships and auto insurance agents, use Roadzen’s technology to build new products, sell insurance, process claims, and improve road safety. Roadzen’s pioneering work in telematics, generative AI, and computer vision has earned recognition as a top AI innovator by publications such as Forbes, Fortune, and Financial Express. Roadzen’s mission is to continue advancing AI research at the intersection of mobility and insurance, ushering in a world where accidents are prevented, premiums are fair, and claims are processed within minutes, not weeks. Headquartered in Burlingame, California, the Company has 320 employees across its global offices in the U.S., U.K. and India.. To learn more, please visit www.roadzen.ai.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements regarding the anticipated benefits of our products and solutions, our expected revenue growth, strategy, demand for our products, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, as well as all other statements other than statements of historical fact included in this press release. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Risk Factors” in our Securities and Exchange Commission (“SEC”) filings, including the annual report on Form 10-K we filed with the SEC on July 1, 2024. We urge you to consider these factors, risks and uncertainties carefully in evaluating the forward-looking statements contained in this press release. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Contacts: IR@roadzen.ai

Media Contacts: Sanya Soni sanya@roadzen.ai or media@roadzen.ai

*** Financial Statements Follow ***

Roadzen Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in $, except per share data and share count)

Particulars		As of December 31,	As of March 31,
	Notes	2024	2024
Assets
Current assets:
Cash and cash equivalents	3	5,812,935	11,186,095
Accounts receivable, net	4	2,872,912	3,652,380
Inventories		114,504	70,667
Prepayments and other current assets	5	17,122,299	34,426,335
Investments		71,316	507,094
Total current assets		25,993,966	49,842,571
Non current assets
Restricted cash		17,056	378,993
Non marketable securities	6	1,514,796	1,514,796
Property and equipment, net	7	202,092	454,589
Goodwill	18	2,038,911	2,061,553
Operating lease right-of-use assets		915,922	822,327
Intangible assets, net	8	1,101,975	2,989,604
Other long-term assets	9	217,292	71,913
Total assets		32,002,010	58,136,346

Liabilities and stockholders' deficit
Current liabilities
Current portion of long-term borrowings	13	3,291,078	2,228,471
Short-term borrowings	13	19,392,410	15,754,829
Accounts payable and accrued expenses		33,507,926	38,492,487
Derivative warrant liabilities		3,122,987	5,585,955
Short-term operating lease liabilities		361,712	358,802
Other current liabilities	11	1,687,329	3,231,962
Total current liabilities		61,363,442	65,652,506
Long-term borrowings	13	117,121	1,472,933
Long-term operating lease liabilities		354,766	268,856
Other long-term liabilities	14	641,084	1,241,917
Total liabilities		62,476,413	68,636,212

Shareholders' deficit
Ordinary Shares and additional paid in capital, $0.0001 par value per share, 220,000,000 shares authorized as of December 31 2024 and March 31, 2024; 71,968,686 and 68,440,829 shares outstanding as of December 31, 2024 and March 31, 2024 respectively		90,916,130	84,974,378
Accumulated deficit		(223,731,995)	(151,008,419)
Accumulated other comprehensive income/(loss)		(788,567)	(600,501)
Other components of equity		103,684,947	56,560,706
Total shareholders’ deficit		(29,919,485)	(10,073,836)
Non-controlling interest		(554,918)	(426,030)
Total deficit		(30,474,403)	(10,499,866)
Total liabilities and Shareholders’ deficit, Non-controlling interest		32,002,010	58,136,346

Roadzen Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in $, except per share data and share count)

	For the three months ended December 31,		For the nine months ended December 31,
Particulars	2024	2023	2024	2023
Revenue	12,086,286	15,641,441	32,891,901	36,722,932
Costs and expenses:
Cost of services	4,275,787	6,816,794	14,920,847	15,665,565
Research and development	249,635	1,876,839	3,535,778	3,052,244
Sales and marketing	7,659,408	11,137,159	21,538,665	24,663,562
General and administrative	2,770,320	26,676,170	49,027,468	34,855,630
Depreciation and amortization	299,949	451,773	973,670	1,232,626
Total costs and expenses	15,255,099	46,958,735	89,996,428	79,469,627
Loss from operations	(3,168,813)	(31,317,294)	(57,104,527)	(42,746,695)
Interest income/(expense)	(1,085,326)	(723,561)	(2,533,846)	(1,558,985)
Fair value gains/(losses) in financial instruments carried at fair value	1,722,864	1,220,362	(16,526,145)	(22,369,638)
Other income/(expense) net	(60,082)	83,347	3,214,798	783,269
Total other income/(expense)	577,456	580,148	(15,845,193)	(23,145,354)
(Loss)/Income before income tax expense	(2,591,357)	(30,737,146)	(72,949,720)	(65,892,049)
Less: income tax (benefit)/expense	(9,068)	(126,732)	(83,682)	(93,382)
Net (loss)/income before non-controlling interest	(2,582,289)	(30,610,414)	(72,866,038)	(65,798,667)
Net loss attributable to non-controlling interest, net of tax	(64,599)	(40,795)	(131,284)	(108,004)
Net (loss)/income attributable to Roadzen Inc.	(2,517,690)	(30,569,619)	(72,734,754)	(65,690,663)
Net (loss)/income attributable to Roadzen Inc. ordinary shareholders	(2,517,690)	(30,569,619)	(72,734,754)	(65,690,663)
Basic and diluted	(0.04)	(0.45)	(1.06)	(1.82)
Weighted-average number of shares outstanding used to compute net loss per share attributable to Roadzen Inc. ordinary shareholders	68,882,560	68,440,829	68,588,608	36,144,311

Roadzen Inc. - Condensed Consolidated Statements of Cash Flows (Unaudited) (in $)

	For the nine months ended
Particulars	December 31, 2024	December 31, 2023

Cash flows from operating activities
Net loss including non controlling interest	(72,866,038)	(65,798,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	973,670	1,232,626
Stock based compensation	47,135,419	30,779,664
Deferred income taxes	(221,135)	36,283
Unrealised foreign exchange loss/(profit)	17,102	628,435
Fair value losses in financial instruments carried at fair value	16,526,145	22,369,638
Gain on fair valuation of investments	-	(1,812)
Expected credit loss (net of reversal)	185,903	208,264
Balances written off/(back)	(3,194,072)	—
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	(45,899)	30,013
Income taxes, net	-	19,286
Accounts receivables, net	584,063	2,412,838
Prepayments and other assets	(2,443,471)	(24,935,177)
Accounts payable and accrued expenses and other current liabilities	653,566	19,656,629
Other liabilities	(1,736,497)	(1,219,411)
Net cash used in operating activities	(14,431,244)	(14,581,391)

Cash flows from investing activities
(Purchase)/Sale of property, plant and equipment	(50,418)	(423,575)
Acquisition of businesses	-	(5,749,203)
(Investment)/Proceeds from mutual funds	472,140	(500,000)
Proceeds from forward purchase agreement	1,000,000	-
Net cash used in investing activities	1,421,722	(6,672,778)

Cash flows from financing activities
Proceeds from business combination	-	32,770
Proceeds from issue of preferred stock	-	6,079,409
Proceeds from issue of Ordinary Shares	2,503,752	-
Proceeds from long-term borrowings	-	2,806,638
Net proceeds/(payments) from long-term borrowings	26,047	(1,025,884)
Net proceeds/(payments) from short-term borrowings	4,703,098	10,702,721
Net cash generated from financing activities	7,232,897	18,595,654
Effect of exchange rate changes on cash and cash equivalents	41,528	108,532
Net (decrease)/increase in cash and cash equivalents (including restricted cash)	(5,735,097)	(2,549,983)
Cash acquired in business combination	-	11,252,546
Cash and cash equivalents at the beginning of the period (including restricted cash)	11,565,088	1,131,830
Cash and cash equivalents at the end of the period (including restricted cash)	5,829,991	9,834,394

Reconciliation of cash and cash equivalents
Cash and cash equivalents	5,812,935	9,406,697
Restricted cash	17,056	427,697
Total cash and cash equivalents	5,829,991	9,834,394

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	1,472,564	174,934
Cash paid for income taxes, net of refunds	-	-
Non-cash investing and financing activities
Convertible preferred stock issued on conversion of convertible notes	-	-
Consideration payable in connection with acquisitions	488,000	1,850,384
Interest accrued on borrowings	508,891	451,805

Non-GAAP Financial Measures

This press release includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA), is a non-GAAP financial measure which excludes the impact of finance costs, taxes, depreciation and amortization and certain other items from reported net profit or loss. We believe that Adjusted EBITDA aids investors by providing an operating profit/loss without the impact of non- cash depreciation and amortization and certain other items to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with U.S. GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. In addition, Adjusted EBITDA does not purport to represent cash flow provided by, or used for, operating activities in accordance with GAAP and should not be used as a measure of liquidity.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non- GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following tables reconcile our net loss reported in accordance with U.S. GAAP to Adjusted EBITDA:

	For the three months ended December 31,
Particulars	2024	2023
Net loss	(2,582,289)	(30,610,414)
Adjusted for:
Other (income)/expense net	60,082	(83,347)
Interest (income)/expense	1,085,326	723,561
Fair value changes in financial instruments carried at fair value(1)	(1,722,864)	(1,220,362)
Tax (benefit)/expense	(9,068)	(126,732)
Depreciation and amortization	299,949	451,773
Stock based compensation expense	158,163	27,253,455
Non-cash expenses	520,138	56,133
Non-recurring expenses	322,833	457,703
Adjusted EBITDA	(1,867,730)	(3,098,230)

	For the nine months ended December 31,
Particulars	2024	2023
Net loss	(72,866,038)	(65,798,667)
Adjusted for:
Other (income)/expense net	(3,214,798)	(783,269)
Interest (income)/expense	2,533,846	1,558,985
Fair value changes in financial instruments carried at fair value(1)	16,526,145	22,369,638
Tax (benefit)/expense	(83,682)	(93,382)
Depreciation and amortization	973,670	1,232,626
Stock based compensation expense	47,135,419	30,779,664
Non-cash expenses	1,156,328	228,024
Non-recurring expenses	953,316	2,277,449
Adjusted EBITDA	(6,885,794)	(8,228,932)

(1) Fair value changes in financial instruments are considered to be financing costs as they relate to convertible notes and the Forward Purchase Agreement. These changes are non-cash as these changes in fair value are affected by the volatility of the Company’s share price.